FOR IMMEDIATE RELEASE

Contact:	Linda Pitt
GAJ Services Inc. TEL: 859-291-1005 lpitt@gajservices.com

FIRST AVENUE NETWORKS SIGNS DEFINITIVE PURCHASE

AGREEMENT FOR ACQUISITION OF TELIGENT ASSETS

CHARLOTTESVILLE, Va., November 9, 2004 - First Avenue Networks (OTC-BB: FRNS), a leading provider of fixed wireless solutions, today announced that it signed a definitive purchase agreement for the acquisition of substantially all of Teligent’s assets and fixed broadband wireless operations.

In consideration for the assets, First Avenue will issue approximately 25.2 million common shares and warrants to purchase an additional 2.5 million common shares, or approximately 49.9% of its fully diluted shares, after giving effect to this transaction. On November 8, 2004, First Avenue common stock last bid price was $4.80 per share, which would value the transaction at approximately $133 million. The terms and conditions of the acquisition agreement are subject to FCC approval. The acquisition is expected to close in the fourth quarter of 2004.

About First Avenue Networks

First Avenue Networks (OTC-BB: FRNS), a provider of high capacity fixed wireless solutions, facilitates the rapid deployment of fixed wireless to portions of the telecom network where the technology offers a demonstrable competitive advantage. Available to service providers through a turnkey operation or licensed spectrum lease, First Avenue’s fixed wireless services are cost and capital effective, quickly provisioned and easily scaled to meet growing capacity demands without complexity. First Avenue Networks will hold approximately 600 MHz of spectrum at 24 GHz and 39 GHz in the top 75 U.S. markets, covering virtually the entire United States. For more information, please visit the company’s web site at <http://www.firstavenet.com/> or call (301) 524-5900.

The above information includes forward-looking statements regarding the consummation of the proposed acquisition, securities trading and the provision of services by the Company and other opportunities in the Company’s marketplace. These statements are not guarantees of future performance. Known and unknown risks, uncertainties, and other factors, including without limitation, the risk that the proposed acquisition will not be consummated, the risk that the Company will be adversely affected by consummating the acquisition, capital constraints, changes to or failure to execute the Company’s strategy and business plan, non-renewal or revocation of FCC licenses, variable customer demand, technological risks, ability to manage growth, competition and government regulation and other risks may cause actual results to differ materially from the future results implied or expressed in the forward-looking statements. Many of these risks and uncertainties are further discussed in our most recent filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 31, 2003. The Company does

First Avenue Signs Definitive Agreement for Teligent Assets - 2

not undertake to and expressly disclaims any obligation to update or revise its forward-looking statement publicly to reflect any change in these forward-looking statements, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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